Exhibit 23.1

CONSENT OF KPMG LLP

The Board of Directors

Bedford Property Investors, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-23687, 333-33643, 333-33795, 333-108908 and 333-112144) and the registration statements on Form S-8 (Nos. 033-52375, 333-18215, 333-70681 and 333-74707) of Bedford Property Investors, Inc. of our report dated February 10, 2003, relating to the balance sheet of Bedford Property Investors, Inc. as of December 31, 2002, and the related statements of income, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2002, and the 2002 and 2001 information in footnote (A) to the related financial statement schedule, which report appears in the December 31, 2003 annual report on Form 10-K of Bedford Property Investors, Inc.

KPMG LLP

San Francisco, California

March 12, 2004